Exhibit 23.2


         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Community Health Systems, Inc. on Form S-8 of our report dated February 25, 2004, appearing in the Annual Report on Form 10-K/A of Community Health Systems, Inc. for the year ended December 31, 2003 and our report dated February 25, 2004 (December 1, 2004 as to Notes 2, 10 and 13), appearing in the Current Report on Form 8-K dated December 3, 2004 of Community Health Systems, Inc. (both reports express an unqualified opinion and include an explanatory paragraph referring to the Company changing its method of accounting for goodwill and other intangible assets by adopting certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002).



/s/ Deloitte & Touche LLP

Nashville, Tennessee
December 15, 2004